Met Investors Series Trust RCM Global Technology Portfolio
Securities Purchases during an Underwriting involving
UBS AG. subject to Rule 10f-3 under
the Investment Company Act of 1940.

For the period 01/01/06 through 06/30/06


Portfolio:			RCM Global Technology Portfolio


Security:			Wacker Chemie AG


Date Purchased:			4/10/06

Price Per Share:		80 Euros


Shares Purchased
by the Portfolio *:		252


Total Principal Purchased
by the Portfolio *:		20160 Euros


% of Offering Purchased
by the Portfolio:		0.00%


Broker:				UBS AG


Member:				Dresdner